UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 31, 2016

STATE NATIONAL COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36712	26-0017421
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1900 L. Don Dodson Dr.
Bedford, Texas 76021

(Address of principal executive offices) (zip code)

(817) 265-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement

On March 31, 2016, State National Companies, Inc. (the “Company”), through its subsidiary T.B.A. Insurance Group, Ltd. (“TBA”), entered into a Loan Agreement (the “Agreement”) with Frost Bank (“Frost”), as lender, which provides for a secured revolving credit facility in an aggregate principal amount of fifteen million dollars ($15,000,000).  The Agreement matures on April 30, 2018.

Under the Agreement, TBA may request advances up to the aggregate amount of the unused commitment under the credit facility, on a revolving basis, prior to the maturity of the Agreement.  Borrowings under the Agreement will bear interest at a variable rate equal to The Wall Street Journal LIBOR plus 1.85% per annum; provided, however, that The Wall Street Journal LIBOR shall be subject to a floor of 0.15%.  TBA shall also pay a commitment fee to Frost on the daily average unused commitment amount for the period running from the closing date to the maturity date at a rate of 0.25% per annum.  The Agreement contains customary representations, warranties, covenants, and events of default, as well as a financial covenant requiring TBA and the Company to maintain a consolidated tangible net worth of at least $150 million.

TBA’s obligations under the Agreement are guaranteed by the Company and are secured by a securities account in the name of TBA and maintained with Frost, in which TBA must maintain assets with a market value of at least $25 million.

TBA expects to use the proceeds of any borrowings under the Agreement as needed to provide short term liquidity and to minimize the need to carry large cash balances to protect against various contingencies.

This description of the Agreement, the Guaranty Agreement and the Pledge and Security Agreement is qualified in its entirety by reference to the complete terms and conditions of such documents which the Company will file with its Form 10-Q for the fiscal quarter ended March 31, 2016.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 is hereby incorporated by reference into this Item 2.03.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STATE NATIONAL COMPANIES, INC.

Date: April 5, 2016	By:	/s/ David Hale
David Hale
Executive Vice President, Chief Operating Officer and Chief Financial Officer

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